Exhibit 99.1

Press Release Source:	EcoloCap Solutions Inc.

MONTREAL, QUEBEC—(MARKET WIRE) -- April 10, 2008
EcoloCap Solutions Inc. (OTCBB-ECOS) update from Dr. Tri Vu Truong President and Chief Executive Officer.

Dr. Tri Vu Truong President and Chief Executive Officer Stated “On February 1st 2008, upon accepting the new challenges of leading EcoloCap Solutions Inc., I expressed my commitment to make EcoloCap Solutions inc. (the “Company”) a leader in an imperative world initiative: creating Renewable Energy sources and limiting the emissions of CO2. In my first sixty days as the CEO of EcoloCap, I am proud to inform you that we have made significant progress on many fronts while strengthening the company’s future position in this rapidly growing field.

STARTING WITH THE BASICS
Over the last 2 months, we have been transforming EcoloCap’s culture with a renewed sense of energy and urgency and setting the foundations required to build a robust and lasting company; we first launched the process of developing a solid network, then we immediately started to identify and secure projects that we deemed profitable and that could contribute to the superior financial performance of our company.

UNWAVERING COMMITMENT TO QUALITY OF LIFE
The essence of EcoloCap’s mission is to apply our expertise and financial resources to projects that will positively contribute to the reduction of greenhouse gas while keeping in mind our shareholders’ interests; we seek to contribute to the development of renewable energy, to alleviate the negative impact greenhouse gases cause to our environment, to restore the viability of the earth ecosystem and to improve the quality of life and especially that of future generations. Consistently EcoloCap is set to deliver tangible benefits measured both ecologically and economically.

CARBON: A NEW COMMODITY
The Kyoto Protocol (1997) transformed the social debate about sustainability by converting liabilities into assets: incentives like the Certified Emission Reduction (CERs) or “Carbon Credits” were designed to reduce emissions of greenhouse gases using free market mechanisms. This process has helped create the carbon market and has opened the door for new opportunities for companies like EcoloCap and for investors like you. EcoloCap is moving ahead to become a leader in the CER market, which is expected to grow exponentially in the next decade in an already very dynamic market like the USA and other countries’ accession to similar system appears inevitable.

TANGIBLE RESULTS
When I joined EcoloCap as CEO we had already identified a number of projects in China, India, Vietnam, and Africa with a high potential for CER generation. At that time, I expressed my total trust in “our ability to take these projects to term, benefiting regional stakeholders while ensuring above average returns for our shareholders."

I am delighted to inform you that great strides have been made towards this end: to date, we have already identified several projects while we continue to pursue other promising contracts. In the next few weeks, I will make sure that you receive detailed information of these initiatives and, going forward, rest assured that you will always be kept abreast of all company developments.

As a forward-looking company, we have set extraordinary goals to achieve in order to remain competitive; we will continue our successful initiatives and make sure to always deliver the best results as part of our initial commitment to you. We are constantly looking for the best alternative and leveraging synergies is an integral part of our efforts to achieve efficiency. Our know-how, financial resources and assets are now aligned to sustain the EcoloCap’s momentum and help the company move forward in this growing market full of opportunities”.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Contact:
Dr. Tri Vu Truong, President and CEO
(514) 876-3907
trivutruong2004@yahoo.ca